Exhibit 99.1

2Q 2018

SmartFinancial Announces Earnings with Second Quarter 2018 Net Income of $3.9 million
Net operating earnings (Non-GAAP) of $4.8 million for the quarter

Performance Highlights

•	Return on average assets of 0.81 percent and net operating return on average assets (Non-GAAP) of 1.00 percent.

•	Net interest margin, taxable equivalent, of 4.57 percent, an increase of 0.42 percent from a year ago.

•	Asset quality improved with nonperforming assets to total assets decreasing to 0.25 percent.

•	Completed second acquisition in seven months, increasing assets to over $2.0 billion.

KNOXVILLE, TN - July 24, 2018 - SmartFinancial, Inc. ("SmartFinancial"; NASDAQ: SMBK), today announced net income of $3.9 million for the second quarter of 2018, compared to $1.6 million a year ago. Diluted net income per share was $0.32 for the second quarter of 2018, compared to $0.20 during the second quarter of 2017. Net operating earnings (Non-GAAP), which excludes securities gains and merger expenses, totaled $4.8 million in the second quarter of 2018 compared to $2.1 million in the second quarter of 2017.

Billy Carroll, President & CEO, stated: "I am pleased to report another solid quarter for our company.  We crossed over $2.0 billion in assets, continued our upward momentum in earnings per share and return on assets, and maintained an extremely healthy net interest margin, even with an uptick in deposit costs.  Our team has done a great job this year with the integration of Alabama-based Capstone in the first quarter, closing the acquisition of Tennessee Bancshares and begin planning of its integration in the second quarter, and announcing our planned Foothills Bancorp acquisition.  All of these accomplishments while organically growing and improving the core bank."

SmartFinancial's Chairman, Miller Welborn, concluded: “ I am excited about the continued progress that we have shown this past quarter. Our momentum is very positive in all areas of the bank. I am proud of the way we are executing on the recent acquisitions and our new markets are proving to be healthy.”

Second Quarter 2018 compared to First Quarter 2018

Net income of $3.9 million for the second quarter of 2018, compared to $3.4 million in the prior quarter. Diluted net income per share was $0.32 for the second quarter of 2018, compared to $0.30 during the first quarter of 2018. Net operating earnings (Non-GAAP), which excludes securities gains and merger expenses, totaled $4.8 million in the second quarter of 2018 compared to $3.8 million in the previous quarter.

Net interest income to average assets of 4.03 percent for the quarter increased from 3.93 percent in the first quarter of 2018. Net interest income totaled $19.5 million in the second quarter of 2018 compared to $16.8 million in the first quarter of 2018. Net interest margin, taxable equivalent, increased from 4.38 percent in the first quarter of 2018 to 4.57 percent in the second quarter of 2018 as a result of increases on the yields of the core loan portfolio, yields of the securities portfolio, and higher accretion income on acquired loans.

Provision for loan losses was $617 thousand in the second quarter of 2018, compared to $689 thousand in the first quarter of 2018. The decrease in provision for loan losses was due to slightly slower growth of the organic loan portfolio during the period. The allowance for loan losses and leases ("ALLL") was $7.1 million, or 0.45 percent of total loans as of June 30, 2018, compared to $6.5 million, or 0.47 percent of total loans, as of March 31, 2018.

Nonperforming loans as a percentage of total loans was 0.11 percent as of June 30, 2018, which was a decrease from 0.14 percent in the prior quarter. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.25 percent as of June 30, 2018, compared to 0.26 percent as of March 31, 2018. There were $20.7 million in discounts on $622.4 million of purchased loans as of June 30, 2018 compared to $16.3 million of discounts on $492.9 million of purchased loans as of March 31, 2018.

Noninterest income to average assets of 0.33 percent for the period decreased slightly from 0.34 percent in the first quarter of 2018. Noninterest income totaled $1.6 million in the second quarter of 2018, compared to $1.5 million in the first quarter of 2018.

Noninterest expense to average assets of 3.15 percent for the quarter increased from 3.09 percent in the first quarter of 2018. Noninterest expense totaled $15.3 million in the second quarter of 2018, an increase of $2.1 million from the first quarter of 2018, primarily due higher merger expenses and two months of salaries and employee benefits for associates added by the Tennessee Bancshares acquisition. Income tax expense was $1.3 million in the second quarter of 2018 compared to $0.9 million in the first quarter of 2018. The company's effective tax rate increased to 24.8 percent in the second quarter of 2018 compared to 21.6 percent in the first quarter of 2018, due to higher nondeductible merger expenses and a decrease in exercised options with associated tax benefits.

Second Quarter 2018 compared to Second Quarter 2017

Net income totaled $3.9 million in the second quarter of 2018, or $0.32 per diluted share, compared to $1.6 million, or $0.20 per diluted share, in the second quarter of 2017. Net operating earnings (Non-GAAP), which excludes securities gains and merger expenses, totaled $4.8 million in the second quarter of 2018 compared to $2.1 million in the second quarter of 2017.

Net interest income to average assets of 4.03 percent for the quarter increased from 3.81 percent in the second quarter of 2017 as the average earning asset balances and yields increased compared to the prior year. Net interest income totaled $19.5 million in the second quarter of 2018 compared to $10.2 million in the second quarter of 2017. Net interest income was positively impacted compared to the prior year due to increases in loan and securities balances and increases in the yields of the loan and securities portfolios. Net interest margin, taxable equivalent, increased from 4.15 percent in the second quarter of 2017 to 4.57 percent in the second quarter of 2018 as a result of increases on the yields of the core loan portfolio, yields on the securities portfolio, and higher accretion income on acquired loans.

Provision for loan losses was $617 thousand in the second quarter of 2018, compared to $298 thousand in the second quarter of 2017. The increase in provision for loan losses was due to faster growth of the organic loan portfolio during the period. The ALLL was $7.1 million, or 0.45 percent of total loans as of June 30, 2018, compared to $5.5 million, or 0.64 percent of total loans, as of June 30, 2017.

Nonperforming loans as a percentage of total loans was 0.11 percent as of June 30, 2018, a decrease from 0.13 percent in the prior year. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.25 percent as of June 30, 2018, compared to 0.30 percent as of June 30, 2017.

Noninterest income to average assets of 0.33 percent for the quarter decreased from 0.47 percent in the second quarter of 2017. Noninterest income totaled $1.6 million in the second quarter of 2018, compared to $1.3 million in the second quarter of 2017.

Noninterest expense to average assets of 3.15 percent for the quarter decreased from 3.29 percent in the second quarter of 2017. Noninterest expense totaled $15.3 million in the second quarter of 2018, compared to $8.8 million in the second quarter of 2017. The increases in noninterest expense over the prior year were primarily due to the acquisitions of Capstone in the fourth quarter of 2017 and Tennessee Bancshares in the second quarter of 2018. The Company's effective tax rate was 24.8 percent in the second quarter of 2018 compared to 30.6 percent in the second quarter of 2017, primarily due to the decrease in the federal tax rate for 2018.

Conference Call Information

SmartFinancial plans to issue its earnings release for the second quarter of 2018 on Tuesday, July 24, 2018, and will host a conference call on Wednesday, July 25, at 10:00 a.m. ET. To access this interactive teleconference, dial (888) 317-6003 or (412) 317-6061 and enter the confirmation number, 5078284. A replay of the conference call will be available through July 25, 2019, by dialing (877) 344-7529 or (412) 317-0088 and entering the confirmation number, 10122430. Conference call materials (earnings release and conference call presentation) will be published on the company’s webpage located at http://www.smartfinancialinc.com/CorporateProfile at 9:00 am ET prior to the morning of the conference call.

About SmartFinancial, Inc.

SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank. SmartBank is a full-service commercial bank founded in 2007, with 26 branches across Tennessee, Alabama, and Florida Panhandle. Recruiting the best people, delivering exceptional client service, strategic branching and a disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

Source
SmartFinancial, Inc.

Investor Contacts
Billy Carroll                        Ron Gorczynski
President & CEO                        Executive Vice President, Chief Administrative Officer
(865) 868-0613 billy.carroll@smartbank.com        (865) 437-5724 ron.gorczynski@smartbank.com

Media Contact
Kelley Fowler
Senior Vice President, Public Relations & Marketing
(865) 868-0611    kelley.fowler@smartbank.com

Non-GAAP Financial Matters
Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. SmartFinancial management uses several non-GAAP financial measures, including: (i) net operating earnings available to common shareholders; (ii) operating efficiency ratio; and (iii) tangible common equity, in its analysis of the company's performance. Net operating earnings available to common shareholders excludes the following from net income available to common shareholders: securities gains and losses, merger conversion expenses, and the effect of the December, 2017 tax law change on deferred tax assets, and the income tax effect of adjustments. The operating efficiency ratio excludes securities gains and losses and merger expenses from the efficiency ratio. Tangible common equity excludes total preferred stock, preferred stock paid in capital, goodwill, and other intangible assets. Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the company and provide meaningful comparisons to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider SmartFinancial's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Important Information for Shareholders
This press release shall not constitute an offer to sell, the solicitation of an offer to sell, or the solicitation of an offer to buy any securities or the solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger with Foothills Bancorp, Inc. (“Foothills Bancorp”), SmartFinancial will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will contain the proxy statement of Foothills Bancorp and a prospectus of SmartFinancial. Shareholders of Foothills Bancorp are encouraged to read the registration statement, including the proxy statement/prospectus that will be part of the registration statement, because it will contain important information about the proposed merger, Foothills Bancorp, and SmartFinancial. After the registration statement is filed with the SEC, the proxy statement/prospectus and other relevant documents will be mailed to Foothills Bancorp shareholders and will be available for free on the SEC’s website (www.sec.gov). The proxy statement/prospectus will also be made available for free by contacting Ron Gorczynski, SmartFinancial’s Chief Administrative Officer, at 865.437.5724 or Mark Loudermilk, the President and Chief Executive Officer of Foothills Bancorp, at 865.738.2230. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements
Certain of the statements made in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements, including statements regarding the intent, belief, or current expectations of SmartFinancial’s management regarding the company’s strategic direction, prospects, or future results or the benefits of the proposed merger with Foothills Bancorp (the “Foothills merger”), are subject to numerous risks and uncertainties. Such risks and uncertainties include, among others, (1) the risk that the cost savings and revenue synergies anticipated in connection with the Foothills merger may not be realized or may take longer than anticipated to be realized, (2) disruption from the Foothills merger with customers, suppliers, or employee or other business relationships, (3) the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement with Foothills Bancorp, (4) the risk of successful integration of our business with that of Foothills Bancorp, (5) the failure of Foothills Bancorp’s shareholders to approve the merger agreement, (6) the amount of costs, fees, expenses, and charges related to the Foothills merger, (7) our ability to successfully integrate the businesses acquired as part of previous mergers with that of SmartBank, (8) reputational risk and the reaction of our customers and Foothills Bancorp’s customers to the Foothills merger, (9) the failure of the conditions to closing of the Foothills merger to be satisfied, (10) the risk that the integration of our merger partners’ businesses into our operations will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the Foothills merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by SmartFinancial’s issuance of additional shares of its common stock in the Foothills merger, (13) changes in management’s plans for the future, (14) prevailing economic and political conditions, particularly in our market areas, (15) credit risk associated with our lending activities, (16) changes in interest rates, loan demand, real estate values, and competition, (17) changes in accounting principles, policies, or guidelines, (18) changes in applicable laws, rules, or regulations, and (19) other competitive, economic, political, and market factors affecting our business, operations, pricing, products, and services. Certain additional factors which could affect the forward-looking statements can be found in SmartFinancial’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, in each case filed with or furnished to the SEC and available on the SEC’s website (www.sec.gov). SmartFinancial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands except per share data)
	As of and for the three months ending
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Selected Performance Ratios (Annualized)
Return on average assets	0.81%	0.80%	0.01%	0.59%	0.61%
Net operating return on average assets (Non-GAAP)	1.00%	0.89%	0.99%	0.63%	0.61%
Return on average shareholder equity	6.76%	6.25%	0.08%	4.91%	4.95%
Net operating return on average shareholder equity (Non-GAAP)	8.33%	6.97%	7.98%	5.30%	4.91%
Net interest income / average assets	4.03%	3.93%	4.09%	3.81%	3.81%
Yield on Earning Assets	5.37%	5.04%	5.07%	4.69%	4.66%
Yield on earning assets, TE	5.38%	5.05%	5.09%	4.70%	4.66%
Cost of interest-bearing liabilities	1.00%	0.82%	0.70%	0.68%	0.65%
Net interest margin	4.56%	4.37%	4.51%	4.16%	4.14%
Net interest margin, TE	4.57%	4.38%	4.51%	4.17%	4.15%
Noninterest income / average assets	0.33%	0.34%	0.42%	0.43%	0.47%
Noninterest expense / average assets	3.15%	3.09%	3.35%	3.34%	3.29%
Efficiency ratio	72.33%	72.38%	74.26%	78.67%	76.77%
Operating efficiency ratio (Non-GAAP)	64.82%	69.12%	60.64%	76.12%	71.79%
Pre-tax pre-provision income / average assets	1.21%	1.18%	1.16%	0.90%	0.96%

Per Common Share
Net income, basic	$0.32	$0.30	$—	$0.20	$0.20
Net income, diluted	0.32	0.30	—	0.20	0.20
Net operating earnings, basic (Non-GAAP)	0.40	0.35	0.35	0.22	0.25
Net operating earnings, diluted (Non-GAAP)	0.39	0.35	0.35	0.22	0.25
Book value as of	19.48	18.60	18.46	16.57	16.39
Tangible book value (Non-GAAP) as of	14.09	14.09	13.90	15.67	15.48

Common shares outstanding as of	12,705	11,234	11,153	8,243	8,219

Composition Of Loans
Real estate commercial
owner occupied	$360,294	$288,666	$281,297	$210,489	$211,469
non-owner occupied	385,536	375,028	361,691	237,131	233,707
Real Estate Commercial, Total	745,830	663,694	642,988	447,620	445,176
Commercial & industrial	279,341	256,333	238,087	119,782	105,129
Real estate construction & development	179,361	142,702	135,409	98,212	101,151
Real estate residential	355,755	299,148	293,457	199,704	206,667
Other loans	15,148	12,380	13,317	6,361	7,298
Total loans	$1,575,435	$1,374,257	$1,323,258	$871,679	$865,421

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands except per share data)
	As of and for the three months ending
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Asset Quality Data and Ratios
Nonperforming loans	$1,730	$1,931	$1,764	$1,264	$1,147
Foreclosed assets	3,524	2,665	3,254	2,888	2,369
Total nonperforming assets	$5,254	$4,596	$5,018	$4,152	$3,516
Restructured loans not included in nonperforming loans	$660	$40	$41	$42	$—
Net charge-offs (recoveries) to average loans (annualized)	0.02%	0.02%	(0.01)%	(0.02)%	(0.04)%
Allowance for loan losses to loans	0.45%	0.47%	0.44%	0.62%	0.64%
Nonperforming loans to total loans, gross	0.11%	0.14%	0.13%	0.15%	0.13%
Nonperforming assets to total assets	0.25%	0.26%	0.29%	0.37%	0.30%

Capital Ratios
Tangible equity to tangible assets (Non-GAAP)	8.98%	9.26%	9.28%	11.45%	11.18%
Tangible common equity to tangible assets (Non-GAAP)	8.98%	9.26%	9.28%	11.45%	11.18%
SmartFinancial, Inc.:	Estimated[1]
Tier 1 leverage	9.37%	9.59%	10.48%	11.46%	11.91%
Common equity Tier 1	10.36%	10.84%	10.59%	13.37%	13.43%
Tier 1 capital	10.36%	10.84%	10.59%	13.37%	13.43%
Total capital	10.76%	11.27%	10.98%	13.93%	14.00%
SmartBank:	Estimated[1]
Tier 1 leverage	9.85%	10.17%	11.26%	10.57%	10.98%
Common equity Tier 1	10.89%	11.12%	10.90%	12.30%	12.32%
Tier 1 risk-based capital	10.89%	11.12%	10.90%	12.30%	12.32%
Total risk-based capital	11.30%	11.56%	11.30%	12.86%	12.89%

1 Current period capital ratios are estimated as of the date of this earnings release.

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
BALANCE SHEET
	Ending Balances
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Assets
Cash & cash equivalents	$170,235	$96,710	$113,027	$84,098	$82,835
Securities available for sale	156,577	156,210	151,945	115,535	132,762
Other investments	8,273	7,808	6,431	6,081	6,080
Total loans	1,575,435	1,374,257	1,323,258	871,679	865,421
Allowance for loan losses	(7,074)	(6,477)	(5,860)	(5,393)	(5,498)
Loans, net	1,568,361	1,367,780	1,317,398	866,286	859,923
Premises and equipment	52,203	44,202	43,000	33,778	33,765
Foreclosed assets	3,524	2,665	3,254	2,888	2,369
Goodwill and other intangibles	68,449	50,660	50,837	7,414	7,492
Cash surrender value of life insurance	21,944	21,797	21,647	11,484	11,392
Other assets	12,666	12,593	13,232	8,258	8,861
Total assets	$2,062,232	$1,760,425	$1,720,771	$1,135,822	$1,145,479

Liabilities
Noninterest demand	$301,318	$276,249	$220,520	$185,386	$183,324
Interest-bearing demand	246,943	278,965	231,644	156,953	156,150
Money market and savings	632,518	491,243	543,645	306,358	324,014
Time deposits	535,879	453,276	442,774	311,490	318,147
Total deposits	1,716,658	1,499,733	1,438,583	960,187	981,635
Repurchase agreements	18,635	15,968	24,055	26,542	22,946
FHLB & other borrowings	72,040	30,000	43,600	6,000	—
Other liabilities	7,412	5,775	8,681	6,505	6,164
Total liabilities	1,814,745	1,551,476	1,514,919	999,234	1,010,745
Shareholders' Equity
Preferred stock	—	—	—	—	—
Common stock	12,705	11,234	11,152	8,243	8,219
Additional paid-in capital	208,513	174,981	174,009	107,065	106,794
Retained earnings	29,235	25,303	21,889	21,654	19,969
Accumulated other comprehensive loss	(2,966)	(2,569)	(1,198)	(374)	(248)
Total shareholders' equity	247,487	208,949	205,852	136,588	134,734
Total liabilities & shareholders' equity	$2,062,232	$1,760,425	$1,720,771	$1,135,822	$1,145,479

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
INCOME STATEMENT
	Three months ending
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Interest Income
Loans, including fees	$21,652	$18,228	$16,357	$11,491	$10,747
Investment securities and interest bearing due froms	1,197	1,049	770	740	692
Other interest income	144	101	117	86	78
Total interest income	22,993	19,378	17,244	12,317	11,517
Interest Expense
Deposits	3,238	2,401	1,806	1,373	1,241
Repurchase agreements	11	13	15	15	16
FHLB and other borrowings	206	153	81	5	11
Total interest expense	3,455	2,567	1,902	1,393	1,268
Net interest income	19,538	16,811	15,342	10,924	10,249
Provision for loan losses	617	689	442	30	298
Net interest income after provision for loan losses	18,921	16,122	14,900	10,894	9,951
Noninterest income
Service charges on deposit accounts	557	578	524	294	291
(Loss) gain on securities	(1)	—	—	144	—
Gain on sale of loans and other assets	322	325	366	224	405
Interchange and debit card transaction fees	121	146	304	233	223
Other noninterest income	579	406	386	352	333
Total noninterest income	1,578	1,455	1,580	1,247	1,252
Noninterest expense
Salaries and employee benefits	7,648	7,176	6,272	5,035	4,758
Occupancy expense	1,522	1,533	1,217	1,114	963
FDIC premiums	317	102	150	102	61
Foreclosed asset expense	240	189	59	47	12
Marketing	215	185	167	177	129
Data Processing	600	526	583	483	475
Professional expenses	918	898	602	472	473
Amortization of other intangibles	229	188	155	78	61
Service contracts	492	479	426	363	313
Merger Expense	1,123	498	1,694	303	420
Other noninterest expense	1,968	1,448	1,242	1,400	1,164
Total noninterest expense	15,272	13,222	12,567	9,574	8,829
Earnings before income taxes	5,227	4,355	3,913	2,567	2,374
Income tax expense	1,295	940	3,875	882	726
Net income	3,932	3,415	38	1,685	1,648

NET INCOME PER COMMON SHARE
Basic	$0.32	$0.30	$—	$0.20	$0.20
Diluted	0.32	0.30	—	0.20	0.20

Weighted average common shares outstanding
Basic	12,201	11,211	10,552	8,235	8,217
Diluted	12,320	11,324	10,709	8,333	8,326

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
YIELD ANALYSIS
	Three Months Ended June 30, 2018			Three Months Ended March 31, 2018			Three Months Ended June 30, 2017
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest[1]	Cost[1]	Balance	Interest[1]	Cost[1]	Balance	Interest[1]	Cost[1]
Assets
Loans	$1,501,008	$21,654	5.79%	$1,346,179	$18,230	5.49%	$834,665	$10,752	5.17%
Investment securities and interest bearing due froms	207,524	1,218	2.35%	203,923	1,059	2.11%	151,840	707	1.87%
Federal funds and other	8,992	144	6.42%	8,414	101	4.87%	5,628	78	5.56%
Total interest-earning assets	1,717,524	23,016	5.38%	1,558,516	19,390	5.05%	992,133	11,537	4.66%
Non-interest-earning assets	226,820			176,646			85,553
Total assets	$1,944,344			$1,735,162			$1,077,686

Liabilities and Stockholders’ Equity
Interest-bearing demand deposits	$254,496	$265	0.42%	$249,846	$320	0.52%	$156,387	$115	0.29%
Money market and savings deposits	586,981	1,418	0.97%	526,093	870	0.67%	300,448	424	0.57%
Time deposits	510,447	1,555	1.22%	454,660	1,211	1.08%	305,171	702	0.92%
Total interest-bearing deposits	1,351,924	3,238	0.96%	1,230,599	2,401	0.79%	762,006	1,241	0.65%
Securities sold under agreement to repurchase	15,643	11	0.28%	16,186	13	0.33%	19,903	16	0.32%
Federal Home Loan Bank advances and other borrowings	22,780	206	3.64%	26,655	153	2.33%	3,482	11	1.27%
Total interest-bearing liabilities	1,390,347	3,455	1.00%	1,273,440	2,567	0.82%	785,391	1,268	0.65%
Noninterest-bearing deposits	283,494			231,355			157,965
Other liabilities	37,218			8,656			659
Total liabilities	1,711,059			1,513,451			944,015
Shareholders’ equity	233,285			221,711			133,671
Total liabilities and stockholders’ equity	$1,944,344			$1,735,162			$1,077,686

Net interest income, taxable equivalent		$19,561			$16,823			$10,269
Interest rate spread			4.38%			4.23%			4.01%
Tax equivalent net interest margin			4.57%			4.38%			4.15%

Percentage of average interest-earning assets to average interest-bearing liabilities			123.53%			122.39%			126.32%
Percentage of average equity to average assets			12.00%			12.78%			12.40%

1 Taxable equivalent

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
NON-GAAP RECONCILIATIONS	Three months ending
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Operating Earnings
Net income (GAAP)	$3,932	$3,415	$38	$1,685	$1,648
Securities (gains) losses	1	—	—	(144)	—
Merger expenses	1,123	498	1,694	303	420
Revaluation of deferred tax assets due to change in tax law	—	—	2,482	—	—
Income tax effect of adjustments	(211)	(103)	(506)	(25)	(3)
Net operating earnings (Non-GAAP)	4,845	3,810	3,707	1,819	2,065
Net operating earnings per common share (Non-GAAP):
Basic	$0.40	$0.34	$0.35	$0.22	$0.25
Diluted	0.39	0.34	0.35	0.22	0.25

Operating Efficiency Ratio
Efficiency ratio (GAAP)	72.33%	72.97%	74.25%	78.62%	76.77%
Adjustment for taxable equivalent yields	(0.15)%	(0.09)%	(0.13)%	(0.22)%	(0.22)%
Adjustment for securities gains (losses)	(0.01)%	—%	—%	1.50%	—%
Adjustment for merger & conversion costs	(7.35)%	(3.76)%	(13.48)%	(3.18)%	(4.76)%
Operating efficiency ratio (Non-GAAP)	64.82%	69.12%	60.64%	76.72%	71.79%

Loan Discount Data
Allowance for loan losses (GAAP)	$7,074	$6,477	$5,860	$5,393	$5,498
Net acquisition accounting fair value discounts to loans	20,748	16,323	17,862	8,167	9,086

Tangible Common Equity
Shareholders' equity (GAAP)	$247,487	$208,949	$205,852	$136,588	$134,734
Less goodwill and other intangible assets	68,449	50,660	50,837	7,414	7,492
Tangible common equity (Non-GAAP)	$179,038	$158,289	$155,015	$129,174	$127,242